Exhibit 99.1

LUNA GOLD CORP.

AUDIT COMMITTEE CHARTER
1)

The board shall elect annually from among its members a committee to be known as "the audit committee" to be composed of three directors, of whom a majority shall not be officers or employees of the company or an affiliate of the company.

2)	Any member of the audit committee may be removed or replaced at any time by the board and shall automatically cease to be a member of the audit committee upon ceasing to be a director.
3)	The audit committee shall recommend to the board of directors:
	a)	the external auditor to be nominated for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the company; and
	b)	the compensation of the external auditor.
4)

The audit committee shall be directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the company, including the resolution of disagreements between management and the external auditor regarding financial reporting.

5)

The audit committee shall pre-approve all non-audit services to be provided to the company or its subsidiary entities by the company's external auditor. The audit committee may delegate this function to one of its independent members, who shall report to the committee on any such approvals.

6)

The audit committee shall review and report to the board of directors on the company's interim and annual financial statements, and management discussion and analysis, before those materials are filed with regulators and published. If authorized by the board of directors, the audit committee may approve the interim financial statements and management discussion and analysis, before those materials are filed with regulators and published.

7)

The audit committee shall review annual and interim earnings press releases and press releases or other documents for public disclosure containing information extracted from financial statements that have not previously been reviewed by the audit committee, before the company publicly discloses this information.

8)

The audit committee shall ensure that adequate procedures are in place for the review of the company's public disclosure of financial information extracted or derived from the company's financial statements, other than the public disclosure referred to in subsection (7), and shall periodically assess the adequacy of those procedures.

9)	The audit committee shall establish procedures for:

	a)	the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters; and
	b)	the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.
10)	The audit committee shall review and approve the company's hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the company.
11)	The audit committee shall have the authority:
	a)	to engage independent counsel and other advisors as it determines necessary to carry out its duties;
	b)	to set and pay the compensation for any advisors employed by the audit committee; and
	c)	to communicate directly with the internal and external auditors.

Prior to exercising the authorities in (a) or (b) above, the audit committee shall notify the board of its proposed action and also consult with the Chief Financial Officer with respect to the engagement of any independent counsel or other advisors.

12)	The board may refer to the audit committee such matters and questions relating to the financial position of the company and its affiliates as the board from time to time sees fit.
13)	The members of the audit committee have the right for the purpose of performing their duties of inspecting all the books and records of the company and its affiliates.
14)

The audit committee has the right to require the auditor, any director, officer or employee of the company to appear before it to discuss the accounts and records and financial position of the company.

15)	The auditor shall receive notice of every meeting of the audit committee and has the right to attend and be heard thereat. The auditor shall report directly to the audit committee.
16)

The quorum for a meeting of the audit committee is a majority of the members of the committee who are not officers or employees of the company or an affiliate of the company, and, notwithstanding any vacancies in the audit committee, the remaining members may exercise all the powers of the audit committee as long as a quorum of the committee remains in office.

17)

The committee shall select from its members a chairperson of the committee. The chairperson of the committee or any member may at any time convene a meeting of the audit committee, and the chairperson or any member of the committee shall convene a meeting at the request of the auditor. Notice of meetings shall be delivered, mailed, faxed or sent by any other form of transmitted or recorded message to each member not less than forty-eight hours before the meeting is to take place. Notice of any meeting or any irregularity in any meeting or the notice therof may be waived by any member.

18)

Meetings may be held at any time without formal notice if all of the members are present, or if a quorum is present and those members who are absent have signified their consent to the meeting being held in their absence. Any resolution passed or action taken at such meeting shall be as valid and effectual as if it had been passed at or taken at a meeting duly called and constituted.

19)	Questions arising at any meeting of the audit committee shall be decided by the majority of votes. In the case of an equality of votes, the chairman of the meeting shall have a casting vote.
20)

Members of the audit committee may rely upon the accuracy of any statement or report prepared by the company's auditors or upon any other statement or report including any appraisal report prepared by a qualified persona and shall not be responsible or held liable for any loss or damage in respect of any action taken on the basis of such statement or report.